EXHBIIT 10.54

TYSON FOODS
SEVERANCE PAY PLAN
FOR CONTRACTED EMPLOYEES
(effective October 31, 2012)

TYSON FOODS
SEVERANCE PAY PLAN
FOR CONTRACTED EMPLOYEES
ESTABLISHMENT AND PURPOSE OF THE PLAN
TYSON FOODS, INC. (“Tyson”) has adopted and maintains the TYSON FOODS SEVERANCE PAY PLAN FOR CONTRACTED EMPLOYEES (the “Plan”), effective as of October 31, 2012, for the benefit of certain employees of an Employer. “Employer” means Tyson and each Related Employer. “Related Employer” means any other U.S. based entity or organization which is either a member of a controlled group of Tyson (as determined under Section 414(b) of the Internal Revenue Code) or a member of a group of trades or businesses (whether or not incorporated) which are under common control (as determined under Section 414(c) of the Internal Revenue Code) or a member of an affiliated service group (as determined under Section 414(m) of the Internal Revenue Code) with Tyson which adopts the Plan in writing with the prior written consent of Tyson.
The purpose of the Plan is to provide an eligible employee with severance pay and severance benefits for a specified period of time in the event that his/her employment is involuntarily terminated for other than death, Disability or Cause.
The Plan is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and is designed for a select group of management or highly compensated employees that is intended to qualify for the exemptions provided in ERISA Sections 201, 301 and 401 and for the alternative reporting method provided in DOL Reg. §2520.104-24. The Plan supersedes any prior severance plans, programs or policies of an Employer covering eligible employees, both formal and informal. This document serves as both the Plan document as well as the summary plan description.
ELIGIBLE EMPLOYEES
The Plan is applicable to each employee of the Employer who is entitled to severance pay and benefits under the terms of a written employment agreement which addresses severance (the “Employment Agreement”) as a result of being involuntarily terminated for a reason other than death, Disability or Cause or for resigning on account of Good Reason (a “Contracted Employee”). A Contracted Employee shall be eligible for severance pay and severance benefits only in the circumstances specified in his or her Employment Agreement. Capitalized terms not defined in this Plan have the meaning set forth in the Employment Agreement.
SEVERANCE PAY AND SEVERANCE BENEFITS
In exchange for providing Tyson with an enforceable Release in accordance with the Employment Agreement, severance pay and severance benefits will be available to each eligible Contracted Employee in accordance with the attached Schedule. Severance pay will be paid in the time and manner specified in the Employment Agreement.

PLAN ADMINISTRATION
Tyson’s ERISA Plan Committee, consisting of the Chief Human Resources Officer, Vice President of Employee Benefits, and the General Counsel, shall serve as the “Plan Administrator” of the Plan and the “named fiduciary” within the meaning of such terms as defined in ERISA. The Plan Administrator shall have the discretionary authority to determine eligibility for Plan severance pay and severance benefits and to construe the terms of the Plan, including the making of factual determinations. Severance pay and severance benefits under the Plan will be payable only if the Plan Administrator determines that the eligible employee is entitled to them. The decisions of the Plan Administrator shall be final and conclusive with respect to all questions concerning the administration of this Plan.
The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of this Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegatees and experts, unless actually knowing such information and advice to be inaccurate or unlawful. The Plan Administrator shall establish and maintain a reasonable claims procedure, including a procedure for appeal of denied claims. In no event shall an eligible employee or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeals procedures established under this Plan have been complied with and exhausted.
In the event of a group termination, as determined in the sole discretion of the Plan Administrator, the Plan Administrator shall furnish affected eligible employees with such additional information as may be required by law.
CLAIMS PROCEDURE FOR PLAN BENEFITS
Generally, eligible employees need not make a claim for benefits under the Plan to receive Plan benefits (other than completing the Release Agreement for a Contracted Employee). However, if an employee believes that he or she is entitled to benefits, or to greater benefits than are paid under the Plan, the employee may file a claim for benefits with the Plan Administrator. The Plan Administrator will either accept or deny the claim, and will notify the claimant of its decision. If the claimant does not provide all the necessary information for the Plan Administrator to process his or her claim, the Plan Administrator may request additional information and set deadlines for the claimant to provide that information. Within ninety (90) days after receiving a claim, the Plan Administrator will:

1.	either accept or deny the claim completely or partially; and

2.	notify the claimant of acceptance or denial of his or her claim.
If the claim is completely or partially denied, the Plan Administrator will furnish a written notice to the claimant containing the following information:

(a)	the specific reasons for the denial;

(b)	specific references to the Plan provisions on which any denial is based;

(c)	a description of any additional material or information that must be provided by the claimant in order to support the claim; and

(d)	an explanation of the Plan’s appeal procedures.
A claimant may appeal the denial of his or her claim and have the Plan Administrator reconsider the decision. The claimant or the claimant’s authorized representative has the right to:

1.	request an appeal by written request to the Plan Administrator no later than sixty (60) days after receipt of notice from the Plan Administrator denying the claimant’s claim;

2.	upon request and free of charge, review or receive copies of any documents, records or other information relevant to the claimant’s claim; and

3.	submit written comments, documents, records and other information relating to the claimant’s claim in writing to the Plan Administrator.
In deciding the claimant’s appeal, the Plan Administrator will take into account all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial review of the claim. If the claimant does not provide all the necessary information for the Plan Administrator to process the appeal, the Plan Administrator may request additional information and set deadlines for the claimant to provide that information.
The Plan Administrator will make a decision with respect to such an appeal within sixty (60) days after receiving the written request for such appeal. The claimant will be advised of the Plan Administrator’s decision on the appeal in writing. The notice will set forth (i) the specific reasons for the decision and make, (ii) the specific reference to Plan provisions upon which the decision on the appeal is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to his or her claim, and (iv) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial of his or her appeal for benefits.
In no event will a claimant or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted. In no event may a claimant challenge the Plan Administrator’s decision upon appeal in any court or governmental proceeding after 120 days from the date of the Plan Administrator’s decision of the appeal.
AMENDMENT/TERMINATION/VESTING
Contracted Employees do not have any vested right to any level of severance pay and/or severance benefits under the Plan and Tyson reserves the right in its sole discretion to amend or terminate the Plan or modify the Schedule in a writing signed by the President and Chief Executive Officer of Tyson at any time. Any amendment or termination shall not affect the payment of severance pay and severance benefits which have commenced being paid under the Plan prior to the effective date of such amendment or termination.
RECOVERY OF PAYMENTS MADE BY MISTAKE
An eligible employee shall be required to return to Tyson any payments of severance pay and any severance benefits, or portion thereof, made by a mistake of fact or law. Tyson has all remedies available at law for the recovery of such amounts.
PLAN FUNDING
No eligible employee shall acquire by reason of the Plan any right in or title to any assets, funds, or property of an Employer. Any severance pay which becomes payable under the Plan is an unfunded obligation and shall be paid from the general assets of the eligible employee’s Employer. No employee, officer, director or agent of any Employer personally guarantees in any manner the payment of Plan severance pay and severance benefits.
APPLICABLE LAW
This Plan shall be governed and construed in accordance with ERISA and in the event that any reference shall be made to State law, the laws of the State of Arkansas shall apply, without regard to its conflicts of law provisions. The Plan shall be binding upon and inure to the benefit of the eligible employees and the Employer, including any successor of the Employer, whether by way of merger, reorganization, acquisition, or sale by the Employer of substantially all of the Employer’s assets.
PLAN YEAR
The ERISA plan year of this Plan shall be the twelve month period commencing on January 1 of each year.
YOUR ERISA RIGHTS
As an eligible employee under the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that eligible employees under the Plan will be entitled to:

1.
Examine without charge at the Plan Administrator’s office (and at other specified locations) all Plan documents and copies of all documents filed by the Plan Administrator with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

2.	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

3.	Receive a copy of the Plan’s financial report, if any. The Plan Administrator may be required by law to furnish each eligible employee with a copy of the summary annual report.

In addition to creating rights for eligible employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other eligible employees. No one, including the Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a Plan benefit is denied, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and you do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110.00 per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, you may file suit in a state or federal court.
If Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for instance, if it finds your claim to be frivolous.
If you have any questions about the Plan, you should contact the Plan Administrator. If you have questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employees Benefits Security Administration.
GENERAL INFORMATION

Plan Name:	Tyson Foods Severance Pay Plan for Contracted Employees
Type of Plan:
The Plan is an unfunded severance pay plan and a welfare benefit plan under ERISA for a select group of management or highly compensated employees that is intended to qualify for the exemptions provided in ERISA Sections 201, 301 and 401 and for the alternative reporting method provided in DOL Reg. §2520.104-24.

Plan Number:	546
Plan Sponsor:	Tyson Foods, Inc. 2200 Don Tyson Parkway Springdale, Arkansas 72762-6999
Plan Sponsor’s Employer Identification Number:	71-0225165
Plan Administrator:	ERISA Plan Committee 2200 Don Tyson Parkway Springdale, Arkansas 72762-6999
Agent for Service of Legal Process:	The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801

TYSON FOODS, INC.

By:	/s/ Kenneth Kimbro
11/6/2012

Schedule
Severance Pay and Benefits
By Band

Band	Weeks of Severance Pay	Weeks of Subsidized COBRA Coverage
1	104 weeks (or 24 months)	104 weeks
2	104 weeks (or 24 months)	104 weeks
3	78 weeks (or 18 months)	78 weeks
4	78 weeks (or 18 months)	78 weeks
5	78 weeks (or 18 months)	78 weeks
6	52 weeks (or 12 months)	52 weeks
7	52 weeks (or 12 months)	52 weeks
8	52 weeks (or 12 months)	52 weeks
9	52 weeks (or 12 months)	52 weeks
KTM	52 weeks (or 12 months)	52 weeks

A “week of pay” shall be determined by dividing regular annual base salary level on the date of termination of employment with the Employer by fifty-two.
A Contracted Employee shall be entitled to a subsidized COBRA premium for health and dental benefits for the number of weeks equal to that of his/her severance pay. In the event subsidized COBRA is provided, if the Contracted Employee elects COBRA continuation coverage, the Employer will pay the full COBRA premium rate less an amount equal to the cost during the same period to an active employee for the same level of coverage. If the COBRA subsidy does not extend for the entire COBRA continuation coverage period, the Contracted Employee may continue the benefits for the remaining period by paying the full COBRA premium rate.
All of the terms and conditions of the Employer sponsored medical and dental benefit plans, as amended from time to time, shall be applicable to an eligible employee (and his/her eligible dependents, if applicable) participating in any form of continuation coverage under the Employer sponsored medical and dental benefit plans.